Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284962

LA ROSA HOLDINGS CORP.

UP TO 88,059,093 SHARES OF COMMON STOCK

This prospectus (this “Prospectus”) relates to the offer and sale from time to time by JAK OPPORTUNITIES XI LLC, a Delaware limited liability company (the “Selling Stockholder”) of up to 88,059,093 shares of common stock, par value $0.0001 per share (the “common stock”), of La Rosa Holdings Corp., a Nevada corporation (the “Company”).

We are registering the resale of up to 88,059,093 shares (“Shares”) of common stock issuable upon conversion of the senior secured convertible note (the “Initial Note”) issued in a private placement transaction (the “Placement”) completed on February 4, 2025, pursuant a Securities Purchase Agreement, as amended (the “Securities Purchase Agreement” or “SPA”) with the Selling Stockholder.

For a more complete discussion of the terms and conditions of the Securities Purchase Agreement and Placement, see the discussion under the heading “Private Placement.” The resale of up to 88,059,093 shares of common stock by the Selling Stockholder pursuant to this Prospectus is referred to as the “Offering.”

We are not selling any securities under this Prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholder.

The Selling Stockholder may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder may sell the shares of common stock described in this Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of common stock being registered pursuant to this Prospectus.

We will pay the expenses incurred in registering the shares of common stock, including legal and accounting fees. See “Plan of Distribution.”

Our principal executive offices are located at 1420 Celebration Blvd., 2nd Floor, Celebration, Florida 34747.

Our common stock is listed on the Nasdaq Capital Market under the symbol “LRHC.” On June 23, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.1389 per share.

We are an emerging growth company under the Jumpstart our Business Startups Act of 2012, or JOBS Act, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of this Prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 17, 2025

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholder may offer from time to time up to 88,059,093 shares of common stock. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus or amendment thereto, and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholder has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus, any prospectus or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (“SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update, or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus, you should rely on the information in such prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such a date.

Unless the context indicates otherwise, the terms “La Rosa Holdings,” “Company,” “we,” “us” and “our” refer to La Rosa Holdings Corp., a Nevada corporation, and its subsidiaries.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future,” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our business development efforts, our prospects for initiating partnerships or collaborations, the effect of new accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations, and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

INDUSTRY AND MARKET DATA

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, as well as public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position and market estimates are based on third-party forecasts, management’s estimates and assumptions about our markets and our internal research. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon in those sources, and we cannot assure you of the accuracy or completeness of such information contained in this prospectus. Such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In this prospectus, “La Rosa Holdings,” “Company,” “we,” “us,” “our,” and similar references refer to La Rosa Holdings Corp. and its subsidiaries.

Overview

We are the holding company for six agent-centric, technology-integrated, cloud-based, multi-service real estate segments.

Our business was founded by Mr. Joseph La Rosa, a successful real estate developer, business and life coach, author, podcaster, and public speaker. Mr. La Rosa’s self-help book “Do It Now” is a roadmap to personal success and well-being based on his transformative theories of family, passion and growth. His philosophy, seminars and educational forums have attracted numerous successful realtors that have spurred the growth of our business.

In addition to providing person-to-person residential and commercial real estate brokerage services to the public, we cross sell ancillary technology-based products and services primarily to our sales agents and the sales agents associated with our franchisees. Our business is organized based on the services we provide internally to our agents and to the public, which are residential and commercial real estate brokerage, franchising, real estate brokerage education and coaching, property management and title services. Our real estate brokerage business operates primarily under the trade name La Rosa Realty, which we own. We have 26 La Rosa Realty corporate real estate brokerage offices and branches located in Florida, California, Texas, North Carolina, Georgia, and Puerto Rico. We have 6 La Rosa Realty franchised real estate brokerage offices and branches and 3 affiliated real estate brokerage offices that pay us fees in 7 states in the United States and Puerto Rico. Our real estate brokerage offices, both corporate and franchised, are staffed with 2,909 licensed real estate brokers and sales associates as of May 31, 2025. Additionally, we have a full-service escrow settlement and title company in Florida. In April 2025, we also formed a company, offering a commission advancement program exclusively for La Rosa agents.

We have built our business by providing the home-buying public with well-trained, knowledgeable realtors who have access to our proprietary and third-party in-house technology tools and quality education and training, and valuable marketing that attracts some of the best local realtors who provide value-added services to our home buyers and sellers that are attracted to our brands. We give our real estate brokers and sales agents who are seeking financial independence a turnkey solution and support them in growing their brokerages while they fund their own businesses.

Our agent-centric commission model enables our sales agents to obtain higher net commissions than they would otherwise receive from many of our competitors in our local markets. They can then use this additional income to reinvest in their businesses or as take-home profit. We believe that this is a strong incentive for them to compete against the discount, flat fee and internet brokerages that have sprung up in the past several years. Instead of us taking a greater share of their income, our agents pay what we believe to be reduced rates for training and mentorship and our proprietary technology. Our franchise model has a similar pricing methodology, permitting the franchise owner the freedom to operate their business with minimal control and lower expense than other franchise offerings.

Moreover, we believe that our proprietary technology, training, and the support that we provide to our agents at a minimal cost to them is one of the best offered in the industry.

Our business stands on three pillars: Family, Passion, and Growth. We believe that our support and philosophy have attracted and will continue to attract and retain the highest producing realtors in our local markets. We believe that our focus on the interaction between our human agents and their clients is a strong weapon against internet-only commodity websites and the low touch discount brokerages. Our agent count continues to grow organically and through acquisition, we attribute our organic growth to the positive culture created in our Company and the competitive plans that we offer our agents. By creating a custom solution and a unique experience, we believe that our agents are able to guide their clients seamlessly through what may be their most expensive lifetime purchase.

On October 12, 2023, we consummated our initial public offering (the “IPO”). Following our IPO, as of the date of this prospectus, we have acquired majority ownership of the following franchisees of the Company: Horeb Kissimmee Realty, LLC, La Rosa Realty Orlando, LLC, La Rosa Realty Georgia, LLC, La Rosa Realty California, La Rosa Realty Lakeland LLC (LLC DBA La Rosa Realty Prestige) and La Rosa Realty Success LLC, and 100% ownership of the following franchisees of the Company: La Rosa Realty Premier, LLC, La Rosa CW Properties, LLC, La Rosa Realty North Florida LLC, La Rosa Realty Winter Garden LLC, Nona Legacy Powered By La Rosa Realty, Inc. (formerly, La Rosa Realty Lake Nona Inc.), BF Prime LLC, La Rosa Realty Beaches, LLC, and Baxpi Holdings LLC. We have also acquired 100% ownership of Nona Title Agency LLC, a full-service escrow settlement and title company. In addition, in 2024 we formed La Rosa Realty NC LLC, a wholly owned subsidiary of the Company, and La Rosa Realty Texas, LLC, a majority owned subsidiary of the Company. In 2025, we formed LR Luxury LLC, LR Agent Advance, LLC, our wholly owned subsidiaries in Florida, and LR Realty Spain, S.L., our wholly owned subsidiary in Spain.

We intend to continue growing our business organically and by acquisition.

It is management’s intention to acquire additional franchisees and other businesses through the remainder of 2025. We continuously search for potential acquisition targets. Management is in discussions with several franchisees and other entities; however, any future agreements may have terms that are materially different than the terms of completed acquisitions. We cannot guarantee that the Company will actually enter into any binding acquisition agreements with any of those companies. If we do, we cannot assure you that the terms of such acquisitions will be substantially the same or better for the Company than those of completed acquisitions.

Recent Developments

Nasdaq Notice Regarding Minimum Bid Price Requirement

On October 10, 2024, we received a letter from the Nasdaq Listing Qualifications Department notifying us that, for the 30 consecutive business day period between August 28, 2024 through October 9, 2024, our common stock had not maintained a minimum closing bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial period of 180 calendar days, or until April 8, 2025 (the “Compliance Period”), to regain compliance with the Bid Price Rule. In order to regain compliance with the Bid Price Rule, our common stock was required to maintain a minimum closing bid price of $1.00 for a minimum of ten consecutive business days during the Compliance Period prior to April 9, 2025.

As of April 8, 2025, the common stock has not regained compliance with the Bid Price Rule. However, in a letter dated April 9, 2025 (the “Second Nasdaq Bid Price Letter”), Nasdaq notified the Company that Nasdaq’s Staff has determined that the Company is eligible for an additional 180 calendar day period, or until October 6, 2025, to regain compliance (the “Second Compliance Period”). As of the date of this report our common stock has not regained compliance with the Bid Price Rule. If the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to the end of the Second Compliance Period in order to timely regain compliance. If we fail to regain compliance with the Bid Price Rule within the Second Compliance Period, or if we fail to continue to meet all applicable continued listing requirements for Nasdaq in the future, Nasdaq could delist our securities.

The Second Nasdaq Bid Price Letter has no immediate effect on the listing or trading of the common stock. Our common stock continues to be listed on the Nasdaq Capital Market under the symbol “LRHC”. We are currently evaluating our options for regaining compliance.

Amendment to CEO Employment Agreement

On February 3, 2025, on the approval of the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company amended the employment agreement between the Company and Joseph La Rosa, the Company’s Chief Executive Officer. The amendment provided Mr. La Rosa with a right to receive certain annual equity awards and milestone equity awards not only in the form of stock options but also in the form of restricted stock units and amended Section 4.3(b) to include subsection (vii), according to which for every $1,000,000 raised by the Company through financing, Mr. La Rosa shall be granted an equity award equal to 2% of the outstanding shares of common stock of the Company.

February 2025 Financing and June 2025 Exchange Agreement

On February 4, 2025 (the “Closing Date”), we entered into a securities purchase agreement (the “SPA”) with an institutional investor (“2025 Investor”) pursuant to which we agreed to issue and sell to 2025 Investor, upon the terms and conditions set forth in the SPA: (i) a Senior Secured Convertible Note in the original principal amount of $5,500,000 which matures on the two-year anniversary of the Closing Date (the “Initial Note”); and (ii) sixteen (16) warrants (“Incremental Warrants”), each to purchase additional Notes in an original principal amount up to $2,500,000 at an exercise price of $2,256,250, in substantially the same form as the Initial Note (“Incremental Notes” and together with the Initial Note, the “Notes”). The Incremental Warrants and Initial Note were issued to 2025 Investor on the Closing Date. The purchase price paid by 2025 Investor under the SPA for the Initial Note and Incremental Warrants was $4,963,750, which was used by the Company to pay-off certain indebtedness, pay certain outstanding fees and expenses, acquisitions and general corporate purposes. The Company also granted 2025 Investor registration rights in the shares of common stock issuable pursuant to the SPA and conversion of the Notes. The Company Group also entered into a security agreement with 2025 Investor pursuant to which the Company Group granted the 2025 Investor a security interest in certain property of the Company Group to secure the Company’s obligations under the Notes. The Company also agreed to obtain stockholder approval for the issuance of more than 19.99% of the issued and outstanding common stock in this financing.

On February 4, 2025, as required by the SPA, Joseph La Rosa, as the majority stockholder of the Company, approved (i) the issuance of the Initial Note, the Incremental Warrants and Incremental Notes, all Interest Shares and all of the Conversion Shares and Incremental Conversion Shares in excess of 19.99% (without regard to any limitation on conversion or exercise thereof) of the Company’s issued and outstanding common stock at a price less than the minimum price required by the Nasdaq in accordance with Nasdaq Listing Rules 5635(b) and 5635(d); (ii) authorization to complete a reverse split of our common stock; and (iii) authorization to increase the number of authorized shares of our common stock to ensure that the Company has a sufficient number of authorized shares reserved for issuance to equal at least 200% of the maximum number of shares issuable upon conversion of the Notes, as determined under the Securities Purchase Agreement. Such approval was effective on March 27, 2025, or 20 days after commencement of mailing of the definitive information statement regarding this approval to the stockholders of the Company.

On June 18, 2025, with the prior approval by the Company’s Board of Directors, the Company and the 2025 Investor entered into, and closed the transactions contemplated by, that certain Amendment and Exchange Agreement (the “Exchange Agreement”) pursuant to which (among other things) the 2025 Investor surrendered and exchanged all of its Incremental Warrants in exchange for (the “Exchange”) 6,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”). On the same date, the Company filed a Certificate of Designation of Rights and Preferences of the Series B Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Nevada. The Initial Note remains outstanding post-Exchange.

On June 26, 2025, the Company and 2025 Investor signed an Amendment No. 1 to the Initial Note to correct an administrative error in the definition of maturity date and alternate conversion price in the Initial Note.

Pursuant to the terms of the Exchange Agreement, conversion of the Series B Preferred Stock into shares of common stock of the Company in excess of 19.99% of the Company’s outstanding shares of common stock is conditional upon obtaining the approval of the Company’s stockholders in accordance with the rules and regulations of the Nasdaq Capital Market. The Company agreed to convene a meeting of stockholders to obtain such approval within 120 days after the date of the Exchange Agreement.

Third Amended Agent Plan

On February 4, 2025, the Compensation Committee, our Board of Directors, and the majority stockholders approved the Third Amended and Restated La Rosa Holdings 2022 Agent Incentive Plan (“Third Amended Agent Plan”), which became effective on March 28, 2025.

The Third Amended Agent Plan revised the vesting terms of the grants under Agent Equity Program and added new terms allowing the participants to authorize the Company to set aside 5% of their agent net commissions on transactions in their name to purchase shares of the common stock at a 20% discount from the prior 30 day volume weighted average closing price of the common stock on Nasdaq.

Certain Future Corporate Actions

On February 4, 2025, our Board of Directors, and the majority stockholders approved the amendment (the “Reverse Stock Split Amendment”) to the Amended and Restated Articles of Incorporation of the Company to provide for a reverse stock split (the “Reverse Stock Split”) of the common stock of the Company at a ratio ranging from one for two (1:2) to one for one hundred (1:100) (the “Split Ratio Range”), the final determination of which shall be made by the Board of Directors, and the authorization to the Board of Directors to effect the Reverse Stock Split at their discretion. As of the date hereof, the Reverse Stock Split was not effected by the Company.

On February 4, 2025, our Board of Directors, and the majority stockholders approved the Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of the Company’s authorized shares of common stock to two billion (2,000,000,000) shares of common stock, and to restate Sections 3.01 and 3.02 thereof to reflect such increase. Such an increase became effective on June 2, 2025.

Change in Controlled Company Status

As of December 31, 2024, the Company qualified as a “controlled company” because more than 50% of the voting power for the election of directors was held by Joseph La Rosa, our Chief Executive Officer and Chairman. As a result of certain sales under the Company’s previously announced at-the-market offering, starting April 16, 2025 Mr. La Rosa no longer holds more than 50% of the voting power for the election of directors. As a result, the Company is no longer considered a “controlled company” for the purposes of the listing requirements of the Nasdaq Capital Market. Since the Company did not avail itself of certain of the controlled company exemptions afforded by Nasdaq to controlled companies, such change in the Company’s status did not result in any corporate governance changes for the Company.

Stock Repurchase Program

On April 23, 2025, the Company’s Board of Directors approved a new Share Repurchase Program, which authorizes the Company to purchase up to an aggregate of $500,000 of the Company’s outstanding shares of common stock in the open market in accordance with all applicable securities laws and regulations. Repurchases under this program may be made at management’s discretion at the time and in the amounts determined by the Chief Executive Officer and Chief Operating Officer of the Company. The Share Repurchase Program has an expiration date of December 31, 2025.

Change of Auditor

On April 29, 2025, the Company was notified by Marcum LLP (“Marcum”) that Marcum resigned as the Company’s independent registered accounting firm effective immediately. On April 29, 2025, the Company, with the approval of the Audit Committee (the “Committee”) of the Board of Directors of the Company, accepted resignation of Marcum as the Company’s independent registered public accounting firm effective immediately. On November 1, 2024, CBIZ CPAs P.C. (“CBIZ CPAs”) acquired the attest business of Marcum. On April 29, 2025, the Company, with the approval of the Committee, engaged CBIZ CPAs to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 to be effective immediately.

Nasdaq Notice Regarding Stockholders’ Equity Requirement

On May 30, 2025, the Company received a letter from Nasdaq indicating that, because the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended March 31, 2025 was $(83,377,044), the Company is no longer in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing.

Nasdaq’s letter provides the Company with 45 calendar days, or until July 14, 2025, to submit a plan to regain compliance. If the plan is accepted, the Company can be granted up to 180 calendar days from May 30, 2025 (or until November 26, 2025), to evidence compliance. The Company is currently evaluating its available options to resolve the deficiency and regain compliance with the Nasdaq minimum stockholders’ equity requirement.

Our Technology

We provide our agents and employees with cloud-based real estate brokerage services by utilizing our consumer-facing websites, including our corporate website www.larosarealty.com and our proprietary technology that provides brokerage operations management tools. When an agent is on-boarded, they are required to take our monthly Foundations Series which covers the use of our proprietary applications. Through our websites, we provide buyers, sellers, landlords, and tenants with access to all of the available properties for sale or lease on the multiple listing service (“MLS”), in each of the markets in which we operate. We provide each of our Company franchisees and their agents with their own personal website that they can modify to match their personal branding. Our website also gives consumers access to our network of professional real estate agents and vendors. Additionally, the websites we provide use Artificial Intelligence (“AI”) integrated Client Relationship Management (“CRM”) software to enhance the consumers’ internet experience and assist our agents with lead generation and lead capture through the AI features. For example, our CRM software, which is integrated into our websites, uses AI to generate marketing leads for our agents by sending marketing materials to potential buyers and sellers automatically without any agent involvement. Our technology platform also provides unique automated blogging and comprehensive social media marketing campaigns for our agents to create top of mind public awareness of our brand.

In October 2023, we launched our proprietary technology system - JAEME, part of “My Agent Account.” JAIME is a real estate AI assistant created to support and inspire our agents with personalized content to drive marketing, efficiency, and sales. This advanced technology can help agents to provide services to their clients in a more efficient way - even from their mobile devices. Through JAEME, La Rosa’s agents can easily create:

●	Compelling property descriptions;

●	Effective email campaigns;

●	Detailed business plans;

●	Innovative video scripts;

●	High-conversion newsletter campaigns; and

●	Exclusive lead generation ideas.

Our proprietary technology and third-party services and platforms provide our agents and franchisees with commission management and accounting systems, an internal agent “intranet” application, customer relationship management applications, a transaction management solution, and automated marketing and social media applications and privacy and identity protections. The combination of our brands, proprietary technology, services, data, lead generation, and marketing tools gives our agents the power to offer best-in-class service to their clients.

Internally, we use our technology to provide our Company agents, employees and franchisees with the means to find and develop new business, manage their relationships both externally with their clients and internally with the Company or their franchisor, develop better skills and knowledge in their areas of endeavor and, we believe, enhance their earning potential. While no one can predict the ups and downs of the real estate market, we believe that the “weapons” we provide to our Company agents, employees and franchisees help them fight the adverse economic conditions, a volatile market and the competition.

While our offices and our franchisor’s offices act as their “home base,” most agents use our offices primarily for real estate closings and training. We monetize our technology by charging our agents and our franchisor’s agents what we believe to be a reasonable monthly fee for the use of our suite of tools.

In October 2024, the Company launched My Agent Account version 3.0, a significant upgrade to its proprietary platform, which now includes a new module specifically designed for property management disbursements. This update is expected to improve operational efficiency for agents across the Company.

In November 2024, the Company also announced the launch of My Agent Account version 4.0, an upgrade to its proprietary platform, including an advanced E-signature module.

In December 2024, the Company announced that the Company will offer Bitcoin and other cryptocurrencies as a payment option for its network of agents.

Our Markets

Our primary market is in the United States. As of June 26, 2025, we have 26 La Rosa Realty corporate real estate brokerage offices and branches located in Florida, California, Texas, Georgia, North Carolina and Puerto Rico. We have 6 La Rosa Realty franchised real estate brokerage offices and branches and 3 affiliated real estate brokerage offices in the United States and Puerto Rico. Additionally, we have a full-service escrow settlement and title company in Florida. In April 2025, we also formed LR Agent Advance, LLC in Florida, offering a commission advancement program exclusively for La Rosa agents.

Our Revenue Streams

Our financial results are driven by the total number of sales agents in our Company, the number of sales agents closing commercial real estate transactions, the number of sales agents utilizing our coaching services, and the number of agents who work with our franchisees. We grew our total agent count from our founding in 2004 to 2,909 agents as of May 31, 2025.

The majority of our revenue is derived from a stable set of fees paid by our brokers, franchisees, and consumers. We have multiple revenue streams, with the majority of our revenue derived from commissions paid by consumers who transact business with our and our franchisee’s agents, royalties paid by our franchisees, dues and technology fees paid by our sales agents, our franchisees and our franchisees’ agents. Our major revenue streams come from such sources as: (i) residential real estate brokerage revenue, (ii) revenue from our property management services, (iii) franchise royalty fees, (iv) fees from the sale or renewal of franchises and other franchise revenue, (v) coaching, training and assistance fees, (vi) brokerage revenue generated transactionally on commercial real estate, (vii) title services revenue, and (viii) fees from our events and forums.

Our Competition

The real estate brokerage business is highly competitive. We primarily compete against other independent real estate brokerage agencies in our local markets as well as the international and national real estate brokerage franchisors seeking to grow their franchise system. We compete against other brokerages to attract transactional clients based on our personalized service with experienced brokers who know the local market, the number and quality of listings, our brand and reputation and our marketing efforts. We also compete to attract real estate professionals based on our brand and reputation, the quality of our training and coaching, our marketing efforts, our generous 100% commission “split” for experienced brokers and our technology tools that make the brokers more efficient and productive.

Our largest national franchise competitors in the U.S. include RE/MAX, Realogy Holdings Corp. (which operates several brands including Century 21 and Coldwell Banker), Fathom Holdings Inc., and eXp World Holdings Inc. We believe that competition in the real estate brokerage franchise business is based principally upon the reputational strength of the brand, the quality of the services offered to franchisees, and the amount of franchise-related fees to be paid by franchisees.

We also face competition from internet-based real estate brokers, including Realtor.com, Fathom Holdings Inc., Redfin.com, and Zillow.com, brokers offering deeply discounted commissions like Simple Showing Holdings, Inc., Houwzer LLC and Real Estate Exchange, Inc. (Rexhomes.com) and “flat fee” brokers such as Homie Technology, Inc., Cottage Street Realty, LLC (FlatFeeGroup.com) and Trelora, Inc. These companies do not provide the same personalized brokerage services that we do and emphasize low price and a do-it-yourself philosophy.

FPG Title Group operates in a competitive landscape, facing significant competition from other title insurance and settlement service providers in Florida. Key competitors include First American Title Insurance Company, Fidelity National Title Group, and Old Republic National Title Insurance Company. These companies offer similar services, such as title insurance and escrow services, and have established strong market positions through extensive networks and robust client relationships. To differentiate itself, FPG Title Group focuses on providing customizable solutions tailored to the specific needs of local banks, national lenders, and mortgage servicers. Additionally, FPG Title Group emphasizes client satisfaction through dedicated service teams and streamlined transaction processes, aiming to close loans quickly and accurately while maintaining full compliance with industry standards. This strategic approach helps FPG Title Group maintain a competitive edge in the market.

In the property management arena, we compete against independent local property management companies and the major national and international commercial real estate property managers, such as Jones Lang LaSalle and Cushman & Wakefield plc. While most of our property management business comes from referrals in our local market, we compete on price and our ability to be on the ground and available to handle day-to-day matters for our clients.

Our real estate coaching business competes against other in-house training services operated by independent real estate brokerage agencies and the international and national franchisors named above, as well as online providers, including The Mike Ferry Organization, Keller Williams Mega Agent Production Systems, Buffini and Co., Tony Robbins Coaching, Craig Proctor Coaching, and Tom Ferry Coaching. We compete on the basis of personalized instruction, our mentorship program that provides a neophyte agent with an experienced coach to guide her and answer questions on an on-going basis after the classroom instruction has ended.

Many of our existing and potential competitors have substantial competitive advantages, including a larger national and international footprint and more recognizable brand, greater financial resources, longer operating histories, a greater breadth of marketing coverage, more extensive relationships in the residential and commercial real estate industry with brokers, agents, service providers and advertisers, stronger relationships with third party data providers such as multiple listing services and listing aggregators, maintain their own in-house software development, have access to larger user bases and greater intellectual property portfolios.

Our Corporate History

La Rosa Holdings Corp. was incorporated in the State of Nevada on June 14, 2021 by its founder, Mr. Joseph La Rosa, to become the holding company for five Florida limited liability companies in which Mr. La Rosa held or controlled a one hundred percent ownership interest: (i) La Rosa Coaching, LLC (“Coaching”); (ii) La Rosa CRE, LLC (“CRE”); (iii) La Rosa Franchising, LLC (“Franchising”); (iv) La Rosa Property Management, LLC (“Property Management”); and (v) La Rosa Realty, LLC (“Realty”). Coaching, CRE, Franchising, Property Management and Realty became direct, wholly owned subsidiaries of the Company as a result of the closing of the Reorganization Agreement and Plan of Share Exchange, dated July 22, 2021, which was effective on August 4, 2021. Pursuant to the Reorganization Agreement, each LLC exchanged 100% of their limited liability company membership interests for one share of the Company’s common stock, $0.0001 par value per share, which share was automatically redeemed for nominal consideration upon the closing of the transaction, resulting each LLC becoming the direct, wholly owned subsidiary of the Company.

The Company conducts its operations through its 25 subsidiaries:

●	La Rosa Realty, LLC is engaged in the residential real estate brokerage business;

●	La Rosa Coaching, LLC is engaged in the delivery of coaching services to our brokers and franchisee’s brokers;

●	La Rosa CRE, LLC is engaged in the commercial real estate brokerage business;

●	La Rosa Franchising, LLC is engaged in the franchising of real estate brokerage agencies;

●	La Rosa Property Management, LLC is engaged in property management services to owners of single-family residential properties;

●	La Rosa Realty Premier, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty CW Properties, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty North Florida, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Orlando, LLC is engaged mostly in the residential real estate brokerage business;

●	Nona Legacy Powered By La Rosa Realty, Inc. (formerly, La Rosa Realty Lake Nona Inc.) is engaged mostly in the residential real estate brokerage business;

●	Horeb Kissimmee Realty, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Winter Garden, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Texas, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Georgia, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty California is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Lakeland LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Success LLC is engaged mostly in the residential real estate brokerage business;

●	BF Prime LLC is engaged mostly in the residential real estate brokerage business;

●	Nona Title Agency LLC is engaged in providing title services related to real estate transactions;

●	La Rosa Realty NC LLC is engaged mostly in the residential real estate brokerage business;
●	La Rosa Realty Beaches LLC is engaged mostly in the residential real estate brokerage business;
●	Baxpi Holdings LLC is engaged mostly in the residential real estate brokerage business;
●	LR Luxury, LLC is engaged mostly in the residential real estate brokerage business;

●	LR Agent Advance, LLC, formed in April 2025 for the purpose of offering a commission advancement program exclusively for La Rosa agents; and

●	LR Realty Spain S.L., formed in May 2025, to provide real estate brokerage services in Malaga, Spain;

Executive Offices

Our principal corporate office is located at 1420 Celebration Boulevard, 2nd Floor, Celebration, Florida 34747. Our main telephone number is (321) 250-1799, and our main website is www.larosaholdings.com. The contents of our website are not incorporated by reference into this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2026; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which generally means that we have been public for at least 12 months, have filed at least one annual report, and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our then-most recently completed second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

We also qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, and to the extent we continue to qualify as a “smaller reporting company,” after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

SUMMARY OF RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2025, and in this prospectus.

Risks Related to Our Business and Operations

●	Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

●	We have a limited operating history with financial results that may not be indicative of future performance, and our revenue growth rate is likely to slow down as our business matures and may slow down due to the recent antitrust litigation.

●	Impairment of goodwill and intangible assets may adversely impact future results of operations.

●	We may not realize the expected benefits of our recent acquisitions because of integration difficulties and other challenges.

●	If we fail to raise additional capital, our ability to implement our business model and strategy could be compromised.

●	The residential real estate market is cyclical, and we can be negatively impacted by downturns in this market and by general economic conditions.

●	The lack of financing for homebuyers in the U.S. residential real estate market at favorable rates and on favorable terms has had a material adverse effect on our financial performance and results of operations.

●	The housing market is currently in flux with higher mortgage interest rates and generally increasing home prices which makes it difficult to predict future market trends. Any decrease in home sales in the future will have an adverse effect on our financial performance and results of operations.

●	We may fail to successfully execute our strategies to grow our business, including increasing our agent count, expanding the number of our franchisees and agents, or we may fail to manage our growth effectively, which could have a material adverse effect on our brand, our financial performance, and results of operations.

●	We might not be able to attract and retain additional qualified agents and other personnel.

●	Our financial results are affected directly by the operating results of franchisees and agents, over whom we do not have direct control.

●	We are dependent upon the truthfulness of our franchisees to provide accurate reports to us.

●	We depend substantially on our Founder, Joseph La Rosa, and our Chief Operating Officer, Deana La Rosa, and the loss of any our senior management or other key employees or the inability to hire additional qualified personnel could adversely affect our operations, our brand and our financial performance.

●	Concentration of ownership of our voting stock by Mr. La Rosa will prevent new investors from influencing significant corporate decisions.

●	We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

●	Adverse outcomes in litigation and regulatory actions against the National Association of Realtors, other real estate brokerage companies and agents in our industry could adversely impact our financial results.

●	If we attempt to, or acquire other complementary businesses, we will face certain risks inherent with such activities.

Risks Associated with Our Capital Stock

●	Our failure to maintain our compliance with Nasdaq’s continued standards or other requirements could result in our common stock being delisted from Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our common stock and decrease or eliminate your investment.

●	The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and minimal profits, which could lead to wide fluctuations in our share price.

●	If our securities become subject to the penny stock rules, it would become more difficult to trade our shares.

●	We may have violated Section 13(k) of the Exchange Act (implementing Section 402 of the Sarbanes-Oxley Act of 2002) and may be subject to sanctions as a result.

●	Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

●	If we continue to fail to maintain an effective system of disclosure controls and fail to maintain an effective system of internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

General Risks

●	If we fail to protect the privacy of employees, independent contractors, or consumers or personal information that they share with us, our reputation and business could be significantly harmed.

●	Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, adversely impact our reputation and harm our business.

●	Anti-takeover provisions in our amended and restated articles of incorporation and bylaws, as well as provisions in Nevada law, might discourage, delay or prevent a change of control of our Company or changes in our management and, therefore, depress the trading price of our securities.

THE OFFERING

Securities Offered by the Selling Stockholder	Up to 88,059,093 shares of common stock.

Common Stock Outstanding After Offering(1)	146,377,025 shares, assuming (i) full conversion of the Initial Note by the Selling Stockholder into common stock, and (iii) no other shares of common stock are issued by us. If the Selling Stockholder does not fully convert the Initial Note, we would have less common stock outstanding after the Offering.

Use of Proceeds	We will not receive any of the proceeds from the sale of the common stock registered hereunder.

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment. Further, the issuance to, or sale by, the Selling Stockholder of a significant amount of shares being registered in the registration statement, of which this prospectus forms a part, at any given time could cause the market price of our common stock to decline and to be highly volatile, and we do not have the right to control the timing and amount of any sales by the Selling Stockholder of such shares. Prior to making an investment decision, you should carefully consider all of the information in this Prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 12.

Trading Symbol on the Nasdaq Capital Market	LRHC

(1)	Based on 58,317,932 shares of common stock outstanding as of June 23, 2025. Other than the shares of common stock underlying the Initial Note, it excludes the following as of such date:

●	3,814,757 shares of our common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $0.42 per share;

●	4,332,161 shares of our common stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $1.46 per share;

●	763,302 shares of our common stock issuable upon the vesting of restricted stock units; and

●	5,095,463 shares of our common stock reserved for future issuance under our Amended and Restated 2022 Equity Incentive Plan.

RISK FACTORS

The risks and uncertainties described therein and below could materially adversely affect our business, operating results and financial condition, as well as cause the value of our securities to decline. You may lose all or part of your investment as a result. You should also refer to the other information contained in this prospectus, or incorporated by reference, including our financial statements and the notes to those statements, and the information set forth under the caption “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements. The risks described below and contained in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related to Our Business

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.” If we are unable to continue as a going concern, our securities will have little or no value.

Although our audited financial statements for the years ended December 31, 2024 and 2023 were prepared under the assumption that we would continue our operations as a going concern, the reports of our independent registered public accounting firm that accompanies our financial statements for the years ended December 31, 2024 and 2023, contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on that we have incurred recurring net losses, and our operations have not provided net positive cash flows. This going concern risk may materially limit our ability to raise additional funds through the issuance of new debt or equity or may adversely affect the terms upon which such capital may be available. The inability to obtain sufficient financing on acceptable terms could have a material adverse effect on the Company’s financial condition, results of operations, and business prospects.

The Company has incurred recurring net losses, including a net loss of $14,349,996 for the year ended December 31, 2024, compared to $7,823,763 for the year ended December 31, 2023 and the Company’s operations have not provided net positive cash flows in the year ended December 31, 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate positive cash flows from operations and to secure additional sources of equity and/or debt financing. Despite the Company’s intent to fund operations through equity and debt financing arrangements, there is no assurance that such financing will be available on terms acceptable to the Company, if at all.

We plan on continuing to expand via acquisition, which we believe will us achieve future profitability, and we intend to raise capital from outside investors, as we have done in the past, to fund operating losses and to provide capital for further business acquisitions. However, there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through sales of our products, financings, or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our stockholders would likely lose most or all of their investment in us.

We have a limited operating history with financial results that may not be indicative of future performance, and our revenue growth rate is likely to slow down as our business matures and may slow down due to the recent antitrust litigation.

We began operations in 2021. As a result of our limited operating history, we have limited financial data that can be used to evaluate our current business, and such data may not be indicative of future performance. We have encountered, and expect to continue to encounter, risks and difficulties frequently experienced by growing companies, including challenges in financial forecasting accuracy, hiring of experienced personnel, hiring of technology employees, determining appropriate investments, developing new products and features, assessing legal and regulatory risks, among others. Any evaluation of our business and prospects should be considered in light of our limited operating history, and the risks and uncertainties inherent in investing in early-stage companies. In addition, recent settlements of litigation based on alleged violations of federal and state antitrust laws may have an adverse impact on our potential growth.

We may not realize the expected benefits of our recent acquisitions because of integration difficulties and other challenges.

The success of our recent acquisitions will depend, in part, on our ability to realize the anticipated revenue, cost-savings, tax, collaboration and other synergies from integrating our two recent acquisitions with our existing business. The integration process may be complex, costly, and time-consuming. The difficulties of integrating the operations could include, among others:

●	failure to implement our business plan for the combined business;

●	unanticipated issues in integrating logistics, information, communications, and other systems;

●	unanticipated changes in applicable laws and regulations;

●	negative impacts on our internal control over financial reporting accounting; and

●	other unanticipated issues, expenses, or liabilities that could impact, among other things, our ability to realize any expected synergies on a timely basis, or at all.

We may not accomplish the integration smoothly, successfully, or within the anticipated costs or time frame. The diversion of the attention of management from our current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the share exchanges and could adversely affect our business. In addition, the integration efforts could divert the focus and resources of the management of the Company from other strategic opportunities and operational matters during the integration process.

Risks Related to the Ownership of Our Common Stock

We are currently listed on The Nasdaq Capital Market. Our failure to maintain our compliance with Nasdaq’s continued listing standards or other requirements could result in our common stock being delisted from Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our common stock and decrease or eliminate your investment.

Our common stock is currently listed on the Nasdaq Capital Market on Nasdaq under the symbol “LRHC.” Nasdaq requires listed issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, Nasdaq should delist our securities from trading on its exchange and we are unable to obtain listing on another reputable national securities exchange, a reduction in some or all of the following may occur, each of which could materially adversely affect our stockholders.

If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, our common stock may be delisted. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your shares.

On October 10, 2024, we received a letter from Nasdaq notifying us that we were no longer in compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial period of 180 calendar days, or until April 8, 2025, to regain compliance with the Bid Price Rule. On April 9, 2025, Nasdaq notified the Company that Nasdaq’s Staff has determined that the Company is eligible for an additional 180 calendar day period, or until October 6, 2025, to regain compliance. If we fail to regain compliance with the Bid Price Rule until October 6, 2025, or if we fail to continue to meet all applicable continued listing requirements for Nasdaq in the future, Nasdaq could delist our securities. Although Nasdaq has granted us additional 180 calendar days, to regain compliance with the Bid Price Rule, there can be no assurance that we will regain such compliance, or that we will maintain compliance with all applicable continued listing requirement for Nasdaq in the future, and Nasdaq could make a determination to delist our common stock.

In addition, on May 30, 2025, the Company received a letter from Nasdaq indicating that, because the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended March 31, 2025 was $(83,377,044), the Company is no longer in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. Nasdaq’s letter provides the Company with 45 calendar days, or until July 14, 2025, to submit a plan to regain compliance. If the plan is accepted, the Company can be granted up to 180 calendar days from May 30, 2025 (or until November 26, 2025), to evidence compliance. There can be no assurance that the Company will be able to regain or maintain compliance with all applicable continued listing requirements or that its plan will be accepted by the Nasdaq.

Any delisting determination by Nasdaq could seriously decrease or eliminate the value of an investment in our common stock and other securities linked to our common stock. While a listing on an over-the-counter exchange could maintain some degree of a market in our common stock, we could face substantial material adverse consequences, including, but not limited to, the following: limited availability for market quotations for our common stock; reduced liquidity with respect to and decreased trading prices of our common stock; a determination that shares of our common stock are “penny stock” under the Securities and Exchange Commission rules, subjecting brokers trading our common stock to more stringent rules on disclosure and the class of investors to which the broker may sell the common stock; limited news and analyst coverage for our Company, in part due to the “penny stock” rules; decreased ability to issue additional securities or obtain additional financing in the future; and potential breaches under or terminations of our agreements with current or prospective large stockholders, strategic investors and banks. The perception among investors that we are at heightened risk of delisting could also negatively affect the market price of our securities and trading volume of our common stock.

Furthermore, on June 23, 2025, the closing price of our common stock was $0.1389. Pursuant to Nasdaq Rule 5810(c)(3)(A)(iii), if the closing price of our common stock is $0.10 or less for 10 consecutive trading days, we will be issued a Staff Delisting Determination by Nasdaq. If we receive a Staff Delisting Determination Letter resulting from our common stock trading at or below $0.10 for 10 consecutive trading days, we will have 7 calendar days to request a hearing before a Nasdaq hearings panel to review the Staff Delisting Determination, which will stay the delisting of our common stock by Nasdaq. A hearing would then take place within 45 days of the hearing request to determine whether, or not our common stock would be delisted. If, in the future, we receive a Staff Delisting Determination there can be no assurance that we would be successful in preventing a determination by the Nasdaq hearing panel that our stock will be delisted.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock could cause the market price of our common stock to decline and would result in the dilution of your holdings.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur could adversely affect the market price of our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our securities.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our securities.

Concentration of ownership of our voting stock by Mr. La Rosa will prevent new investors from influencing significant corporate decisions.

Based on our common stock outstanding as of June 23, 2025, Mr. La Rosa had voting power of approximately 41.2% of our outstanding voting stock. As a result, Mr. La Rosa, our President and Chief Executive Officer, Chairman of the Board of Directors, and majority stockholder, controls all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of Mr. La Rosa may not coincide with the interests of other stockholders.

Mr. La Rosa may have interests different than yours and may vote in a way with which you disagree and that may be adverse to your interests. In addition, Mr. La Rosa’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our common stock to decline or prevent our stockholders from realizing a premium over the market price for their common stock. In addition, he may want the Company to pursue strategies that deviate from the interests of other stockholders. Investors should consider that the interests of Mr. La Rosa may differ from their interests in material respects.

We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our common stock.

Our articles of incorporation authorize us to issue up to 50,000,000 shares of “blank check” preferred stock, meaning our Board of Directors can designate the rights and preferences of classes or series of such preferred stock without stockholder approval. Any preferred stock that we issue in the future may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. There can be no assurance that we will not issue preferred stock in the future.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 per share, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our common stock is less than $5.00, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon cash from equity and debt offerings to sustain our operations, and, in the future, we hope to rely on cash from equity and debt financings and revenues generated from operations to fund the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the common stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding, and our ability to secure new sources of funding could be impaired.

Additionally, obtaining future equity or debt financing on favorable terms may be difficult, and we may not be able to secure additional capital when needed or on terms favorable to us. If we are unable to obtain necessary financings or are forced to obtain financings on unfavorable terms, our business, operating results, and financial condition could be adversely affected.

Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our common stock.

Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market prices of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the market prices of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

The price of our common stock may be adversely affected by the future issuance and sale of shares of our common stock or other equity securities.

We cannot predict the size of future issuances or sales of our common stock or other equity securities, future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock or other equity securities or the announcement that such issuances and sales may occur could adversely affect the market price of our common stock.

We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock.

We currently do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all our earnings in the foreseeable future will be used to provide working capital to support our operations and to finance the growth and development of our business. Any decision to declare or pay dividends in the future will be at the discretion of our Board, subject to applicable laws and dependent upon several factors, including our earnings, capital requirements and overall financial conditions. In addition, terms of any future debt or preferred securities may further restrict our ability to pay dividends on our common stock. Accordingly, your only opportunity to achieve a return on your investment in our common stock may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. We will receive no proceeds from the sale of shares of common stock by the Selling Stockholder.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed on the Nasdaq Capital Market under the symbol “LRHC.” A description of our common stock is set forth under the heading “Description of Capital Stock,” beginning on page 24 of this prospectus.

The last reported sale price for our common stock on June 23, 2025, as reported by Nasdaq, was $0.1389 per share.

Holders

As of June 23, 2025, we had 144 record holders of our common stock issued and outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Vstock Transfer, LLC located at 18 Lafayette Place, Woodmere, NY 11598. Their telephone number is (212) 828-8436.

Dividend Policy

The Company has not declared nor paid any cash dividends on its publicly traded common stock after the completion of our IPO in October 2023. We currently intend to retain earnings and profits, if any, to support our business strategy and do not intend to pay any cash dividends within the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board of Directors and will depend upon the financial condition of the Company, its operating results, capital requirements, general business conditions and any other factors that our Board of Directors deems relevant.

PRIVATE PLACEMENT

Securities Purchase Agreement and Exchange Agreement

As we reported in a Current Report on Form 8-K filed with the SEC on February 5, 2025, on February 4, 2025 (the “Closing Date”) we entered into a securities purchase agreement (the “SPA”) with the Selling Stockholder pursuant to which we agreed to issue and sell to the Selling Stockholder, upon the terms and conditions set forth in the SPA: (i) a Senior Secured Convertible Note in the original principal amount of $5,500,000 which matures on the two-year anniversary of the Closing Date (the “Initial Note”); and (ii) sixteen (16) warrants (“Incremental Warrants”), each to purchase additional Notes in an original principal amount up to $2,500,000 at an exercise price of $2,256,250, in substantially the same form as the Initial Note (“Incremental Notes” and together with the Initial Note, the “Notes”). The Incremental Warrants and Initial Note were issued to the Seller Stockholder on the Closing Date. The purchase price paid by the Selling Stockholder under the SPA for the Initial Note and Incremental Warrants is $4,963,750, which has been or may be used by the Company to pay-off certain indebtedness, pay certain outstanding fees and expenses, acquisitions and general corporate purposes. The Company also granted the Selling Stockholder registration rights in the shares of common stock offered hereby under the Registration Rights Agreement (as defined below).

Pursuant to the terms of the SPA, the Company is required, as promptly as practicable but prior to the sixtieth (60th) calendar day after the Closing Date, to obtain the prior written consent of the requisite stockholders (the “Stockholder Consent”) to obtain the Stockholder Approval (as defined below) and inform the stockholders of the Company of the receipt of the Stockholder Consent by preparing and filing with the SEC an information statement with respect thereto. The Company has heretofore obtained the Stockholder Consent from the majority stockholders of the Company, which approves the following matters (collectively, the “Stockholder Approval”): (i) the issuance of the Initial Note, the Incremental Warrants, the Incremental Notes, and all Conversion Shares and Incremental Conversion Shares (as defined below) in excess of 19.99% of the Company’s issued and outstanding common stock at a price less than the minimum price required by Nasdaq, in compliance with the rules and regulations thereof; (ii) authorization to complete a reverse split of the common stock; and (iii) authorization to increase the authorized common stock of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount (as defined in the SPA). The Stockholder Consent will not become effective until twenty (20) calendar days after such information statement is first mailed or otherwise delivered to holders of common stock as of the relevant record date.

The SPA contained customary representations and warranties and agreements and obligations of the parties. The proceeds of this financing will be used for business development and general working capital purposes.

As we reported in our Current Report on Form 8-K filed with the SEC on June 20, 2025, on June 18, 2025, with the prior approval by the Company’s Board of Directors, the Company and the Selling Stockholder entered into, and closed the transactions contemplated by, that certain Amendment and Exchange Agreement (the “Exchange Agreement”) pursuant to which (among other things) the Selling Stockholder surrendered and exchanged all of its Incremental Warrants in exchange for (the “Exchange”) 6,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”). On the same date, the Company filed a Certificate of Designation of Rights and Preferences of the Series B Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Nevada. The Initial Note remains outstanding post-Exchange.

On June 26, 2025, the Company and 2025 Investor signed Amendment No. 1 to the Initial Note to correct an administrative error in the definition of maturity date and alternate conversion price in the Initial Note.

Notes

Maturity

The Initial Note and Incremental Notes mature on the second anniversary of the issuance date thereof.

Interest

Interest on the Notes commences accruing on the issuance date thereof at an annual rate of 12% per annum computed on the basis of a 360-day year and the actual number of days elapsed in each month and is payable in arrears for on the first trading day of each fiscal quarter with the first such date being April 1, 2025. Interest may be paid in certain limited conditions in shares of common stock and shall otherwise be payable in cash.

Conversion Rights

Subject to the Maximum Percentage (as defined below) limitations, holders of outstanding Notes are entitled to convert any portion of the outstanding and unpaid Conversion Amount (as hereinafter defined) thereof into shares of common stock at the Conversion Rate (as hereinafter defined). For such purpose: (i) “Conversion Amount” means 100% of the sum of the portion of the principal of the Note to be converted, the accrued and unpaid interest thereon, certain specific accrued and unpaid Late Charges (as defined in the Notes), and any other unpaid amounts pursuant to the Transaction Documents (as defined in the Notes); (ii) “Conversion Rate” means the amount determined by dividing (x) such Conversion Amount by (y) the Conversion Price; and (iii) “Conversion Price”, as of any date of determination and subject to adjustment as provided therein (if any): (A) with respect to the Initial Note, 115% of the Closing Sale Price (as defined in the Notes) of the common stock on the trading day prior to the Closing Date; and (B) with respect to any Incremental Note, the lower of (x) 115% of Closing Sale Price on the trading day prior to the relevant funding date of such Incremental Note and (y) the lowest Conversion Price in effect of any then outstanding Note or Incremental Note.

Subject to the Maximum Percentage limitations, holders of the Notes may alternatively convert (each, an “Alternate Conversion”) all or any part of the Conversion Amount thereof into shares of common stock at a conversion rate equal to the quotient of (x) 120% of the Conversion Amount divided by (y) the Alternate Conversion Price. For such purpose: (i) “Alternate Conversion Price” means that price which is the lower of (A) 95% of the lowest VWAP (as defined in the Notes) of the common stock during the seven (7) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, and (B) the Floor Price; and (ii) “Floor Price” means 20% of the Minimum Price (as defined in Nasdaq Rule 5653(d), as amended). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the common stock during such seven trading day period.

Subject to certain exceptions outlined in the Notes, including, but not limited to, equity issuances in connection with its equity incentive plan and certain strategic acquisitions, if the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any shares of common stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, common stock, at an effective price per share less than the Conversion Price of the Notes then in effect, the Conversion Price will be reduced to equal the effective price per share in such dilutive issuance. The Conversion Price is also subject to a downward adjustment if an Event of Default (as defined in the Notes) occurs. The Conversion Price may not be below the Floor Price.

A holder of Notes shall not have the right to convert any portion of the Notes to the extent that, after giving effect to such conversion, the holder (together with its affiliates) would beneficially own in excess of 4.99% of the shares of common stock outstanding immediately after giving effect to such conversion (the “Maximum Percentage”). Such Maximum Percentage may be raised or lowered to any other percentage not in excess of 4.99%, at the option of the holder upon 61 days’ prior written notice to the Company.

Redemption Rights

The holders of outstanding Notes have the right to require, or the Company shall automatically be required, to redeem outstanding Notes in the event of certain specified Events of Default, a Change of Control, Asset Sale, and any Subsequent Placement (each as defined in the Notes). In addition, the Company may redeem in cash all or any portion of the outstanding Notes. Such redemptions are generally required to be made at a redemption prices of 120% in respect of such principal amount, plus all accrued and unpaid interest, if any, on such principal amount being redeemed.

Incremental Warrants

Each Incremental Warrant is exercisable, at the option of the holder thereof, into Incremental Notes in an original principal amount up to $2,500,000, or up to $40,000,000 in the aggregate, for a period of seven years and six months from the Closing Date. The exercise of eight (8) of the sixteen (16) Incremental Warrants issued to the Selling Stockholder requires the prior written consent of the Company and Selling Stockholder. On June 18, 2025, all Incremental Warrants were cancelled pursuant to the Exchange Agreement.

Series B Preferred Stock

No Dividends; Voting Rights

The Series B Preferred Stock bears no dividends.

Holders of shares of Series B Preferred Stock are entitled to vote with the holders of outstanding shares of common stock of the Company, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company for their action or consideration (whether at a meeting or stockholders of the Company, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each share of Series B Preferred Stock will be entitled to a number of votes equal to the lesser of (a) the number of shares of common stock into which such shares of Series B Preferred Stock are convertible as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent and (b) 4.99% of the shares of the Company’s common stock outstanding immediately after giving effect to such a conversion (the “Maximum Percentage”).

Conversion Rights

Subject to the Maximum Percentage, holders of outstanding shares of Series B Preferred Stock are entitled to convert any portion of the outstanding and unpaid Conversion Amount (as hereinafter defined) thereof into shares of common stock at the Conversion Rate (as hereinafter defined). For such purpose: (i) “Conversion Amount” means the stated value thereof and any other unpaid amounts owed to such holder(s) under the Exchange Documents (as defined in the Exchange Agreement); (ii) “Conversion Rate” means the amount determined by dividing (x) such Conversion Amount by (y) the Conversion Price; and (iii) “Conversion Price”, as of any date of determination and subject to adjustment as provided therein (if any), at the option of the converting holder(s), either: (A) $0.25 per share (subject to adjustment), or (B) the “Alternate Conversion Price”. As used in this paragraph, “Alternate Conversion Price” means the lower of (x) the “Floor Price” of $0.082 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and (y) 95% of the lowest VWAP (as defined in the Certificate of Designation) of the common stock during the seven (7) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice. In the event the holder elects to convert the Series B Preferred Stock at the Alternate Conversion Price, the Conversion Amount shall be multiplied by (i) if in connection with a Change of Control (as defined in the Certificate of Designation, 105% or (ii) otherwise, 125%,

A holder of Series B Preferred Stock shall not have the right to convert any portion of their shares thereof to the extent that, after giving effect to such conversion, the holder (together with its affiliates) would beneficially own in excess of the Maximum Percentage. Such Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder upon 61 days’ prior written notice to the Company.

Subject to certain exceptions outlined in the Certificate of Designation, including, but not limited to, equity issuances in connection with its equity incentive plan and certain strategic acquisitions, if the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any shares of common stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, common stock, at an effective price per share less than the Conversion Price of the Series B Preferred Stock then in effect, the Conversion Price of the Series B Preferred Stock will be reduced to equal the effective price per share in such dilutive issuance.

Company Optional Redemption Rights

Under the Certificate of Designation, the Company has the right to redeem all, but not less than all, of the then outstanding shares of Series B Preferred Stock at a price equal to the greater of (i) the Conversion Amount being redeemed and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed multiplied by (2) the greatest Closing Sale Price (as defined therein) of the common stock on any trading day during the period commencing on the date immediately preceding the date of the Company’s notice to the holder(s) of Series B Preferred Stock of such redemption and ending on the trading day immediately prior to the date the Company makes the entire redemption payment required to be made under the Certificate of Designation.

Registration Rights Agreement

The Company also entered into a registration rights agreement with the Selling Stockholder (the “Registration Rights Agreement”) with respect to the resale of the shares of common stock issuable upon conversion of the Initial Note (the “Conversion Shares”) and Incremental Notes (the “Incremental Conversion Shares”). The Registration Rights Agreement requires that the Conversion Shares and Incremental Conversion Shares be registered by the Company under the Securities Act of 1933, as amended, by no later than the 90th calendar day after the Closing Date (or, if the relevant registration statement is subject to a full review by the SEC, 120th calendar day after the Closing Date).

As we reported on a Form 8-K filed with the SEC on May 28, 2025, on May 23, 2025, the Company and the Selling Stockholder entered into that certain waiver agreement (the “Waiver”), dated May 23, 2025, pursuant to which the Selling Stockholder waived a provision of the Registration Rights Agreement to register for resale the shares of common stock issuable upon conversion of the Incremental Notes, in the registration statement which this prospectus forms a part, and all related rights to receive any Registration Delay Payments (as defined in the Registration Rights Agreement). The Company agreed to file subsequent registration statements within thirty (30) calendar days following the issuance of any Incremental Notes pursuant to the exercise or call of an Incremental Warrant, registering for resale by the Selling Stockholder all shares issuable upon the conversion of such notes.

Security Agreement

On the Closing Date, the Company and each of its subsidiaries (each, a “Grantor”), and the Selling Stockholder, for itself and as the collateral agent (the “Collateral Agent”) for the benefit of the holders of Obligations (as defined in the Security Agreement), entered into a Security and Pledge Agreement (the “Security Agreement”) with respect to the Notes. Pursuant to the Security Agreement, each Grantor granted to the Collateral Agent a first priority perfected security interest in such Grantor’s right, title and interest in substantially all of their respective properties and assets, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”). The Collateral secures the payment and performance by the Company and each other Grantor of their respective Obligations.

Subsidiary Guaranty

On the Closing Date, each subsidiary of the Company executed a guarantee agreement (the “Subsidiary Guaranty”) whereby each such Grantor guaranteed to the Selling Stockholder the prompt and full payment and performance of the Obligations of the Company and each other Grantor.

Voting Agreements

Pursuant to the SPA, on the Closing Date the Chief Executive Officer of the Company executed a voting agreement with the Company (the “Voting Agreement”) pursuant to which the Chief Executive Officer of the Company has agreed to vote his shares of common stock in favor of stockholder resolutions providing the Stockholder Approval.

In addition, pursuant to the Exchange Agreement, Joseph La Rosa, the Chief Executive Officer and Chairman of the Board, executed a voting agreement with the Company, pursuant to which Mr. La Rosa has agreed to vote in favor of the stockholder approval of issuance in excess of 19.99% of the Company’s outstanding shares of common stock upon conversion of the Series B Preferred Stock.

Lock-Up Agreements

Pursuant to the SPA, on the Closing Date the Chief Executive Officer of the Company and a certain institutional holder of common stock each entered into lock-up agreements (each, a “Lock-Up Agreement”), pursuant to which each signatory agreed, subject to certain customary exceptions, not to sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, shares common stock held by them for a specified period after the Closing Date.

The foregoing descriptions of the SPA, Notes, Incremental Warrants, the Security Agreement, the Lock-Up Agreements, the Voting Agreement, the Subsidiary Guaranty, and the Registration Rights Agreement is qualified in its entirety by reference to the full text of such agreements, copies of which are filed as exhibits to the registration statement of which this Prospectus forms a part.

Stockholder Approval

The Company is currently listed on the Nasdaq Capital Market and is subject to the listing rules of The Nasdaq Stock Market LLC. The issuance of the Shares implicate certain of the Nasdaq listing standards requiring prior stockholder approval in order to maintain our listing on Nasdaq. On February 4, 2025, Joseph La Rosa, the Company’s Chief Executive Officer, President and Chairman, as the majority stockholder of the Company, in accordance with Nasdaq Listing Rules 5635(b) and 5635(d), approved (i) the entry into the SPA and the transactions contemplated thereunder, including the issuance of the Notes and Incremental Warrants, (ii) the issuance of shares of common stock issuable upon the full conversion of the Notes. The Company has filed a preliminary and definitive information statements on Schedule 14C with the SEC and mailed such definitive information statement to the stockholders of records as of the close of business on February 4, 2025 notifying the stockholders of such written consent in lieu of having a stockholders’ meeting on or around March 7, 2025.

Pursuant to the terms of the Exchange Agreement, conversion of the Series B Preferred Stock into shares of common stock of the Company in excess of 19.99% of the Company’s outstanding shares of common stock is conditional upon obtaining the approval of the Company’s stockholders in accordance with the rules and regulations of the Nasdaq Capital Market. The Company agreed to convene a meeting of stockholders to obtain such approval within 120 days after the date of the Exchange Agreement.

SELLING STOCKHOLDER

This Prospectus relates to the possible resale from time to time by the Selling Stockholder named in the table below of any or all of the common stock that has been or may be issued by us to the Selling Stockholder as part of the Placement. We are registering the common stock pursuant to the provisions of the Registration Rights Agreement entered into with the Selling Stockholder in order to permit such Selling Stockholder to offer its shares for resale from time to time.

The table below presents information regarding the Selling Stockholder and the common stock they may offer from time to time under this Prospectus. This table is prepared based on holdings by the Selling Stockholder as of June 23, 2025. As used in this Prospectus, the term “Selling Stockholder” includes the Selling Stockholder name in the table below, and any donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this Prospectus from such Selling Stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Shares to be Offered for Resale Pursuant to this Prospectus” represents all of the common stock that the Selling Stockholder may offer under this Prospectus. The Selling Stockholder may sell some, all or none of its shares offered by this Prospectus. We do not know how long the Selling Stockholder will hold its shares before selling them, and we currently have no agreements, arrangements, or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes common stock with respect to which the Selling Stockholder has voting and investment power. The Initial Note held by the Selling Stockholder contain a 4.99% beneficial ownership limitation, prohibiting conversion of the Initial Note into common stock if the conversion would result in the holder being deemed to beneficially own more than 4.99% of our common stock. The second column reflects that beneficial ownership limitation. The third column does not, and it assumes that the maximum number of shares to be offered for resale pursuant to this Prospectus has been issued to each Selling Stockholder. The fourth and fifth columns assume the sale of all of the shares offered by the Selling Stockholder pursuant to this Prospectus.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Maximum Number of Shares to be Offered for Resale Pursuant to this Prospectus		Number of Shares Beneficially Owned After Offering	Percent of the Class to be Owned After Offering
JAK OPPORTUNITIES XI LLC(1)	2,910,064	(2)	88,059,093	(3)	-0-	*

*	Represents less than 1%.

(1)	Kerry Propper and Antonio Ruiz-Gimenez, each a managing member of ATW Partners Opportunities Fund II GP LLC, as the general partner of JAK Opportunities XI LLC, has voting and investment power over the securities held by the Selling Stockholder, and each disclaim any beneficial ownership of the Company’s securities reported herein. The address of the Selling Stockholder is 1 Penn Plaza, Suite 4810, New York, NY 10119. Mr. Propper is also the executive Chairman and substantial owner of Chardan Capital Markets, LLC, a broker-dealer. The Selling Stockholder purchased the securities included in this Offering in the ordinary course of business, and at the time of the purchase of such securities, the Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(2)	Consists of the number of shares of common stock deemed to be beneficially owned by the Selling Stockholder after applying the Maximum Percentage, based on 58,317,932 shares of common stock outstanding as of June 23, 2025.

(3)	Consists of 88,059,093 Shares issuable upon full conversion of the Initial Note.

PLAN OF DISTRIBUTION

The Selling Stockholder, including any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, prices related to prevailing market prices, fixed prices or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	exchange distributions in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlements of short sales;

●	transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	writings or settlements of options or other hedging transactions, whether through an options exchange or otherwise;

●	combinations of any such methods of sale; or

●	any other methods permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities will be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. The Selling Stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We have agreed to keep this Prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) the sale of all of the securities pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholder or any other person. We will make copies of this Prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock currently consists of 2,050,000,000 shares, consisting of 2,000,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.

The following description summarizes important terms of the classes of our capital stock following the filing of our articles of incorporation. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws which have been filed as exhibits to the registration statement of which this Prospectus is a part.

As of June 23, 2025, there were 58,317,932 shares of common stock, 2,000 shares of Series X Super Voting Preferred Stock, and 6,000 shares of Series B Convertible Preferred Stock issued and outstanding. Upon closing of this offering, we will have 146,377,025 shares of common stock outstanding, assuming (i) the Initial Note is converted for shares of common stock, and (ii) no other shares of common stock are issued by us. If the Initial Note is not fully converted for shares of common stock, we would have less common stock outstanding after the Offering.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our articles of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other Rights. Holders of common stock have no pre-emptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our articles of incorporation authorize our Board to issue up to 50,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our Board of Directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Series X Super Voting Preferred Stock

On July 29, 2021, we filed an Amended and Restated Articles of Incorporation with the Secretary of State of Nevada designating 2,000 shares of the authorized preferred stock as “Series X Super Voting Preferred Stock” and issued 100% of the Super X Super Voting Preferred Stock to Mr. Joseph La Rosa, our Chief Executive Officer, President and Chairman.

The holder of our Series X Super Voting Preferred Stock is entitled to the following rights:

Voting Rights. Each share of our Series X Super Voting Preferred Stock entitles its holder to 10,000 votes per share and votes with our common stock as a single class on all matters to be voted or consented upon by the stockholders.

Conversion. The Series X Super Voting Preferred Stock is not convertible into common stock or any other securities of the Company.

Dividend Rights. The holders of our Series X Super Voting Preferred Stock are not entitled to any dividend rights or to participate in dividends paid on the Company’s common stock.

Liquidation Rights. The holders of the Series X Super Voting Preferred Stock are not entitled to any liquidation preference.

Series A Convertible Preferred Stock

On February 13, 2023, the Company filed with the Secretary of State of Nevada a Certificate of Designations, Preferences and Rights of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”), designating 11,000 shares of the authorized preferred stock as the “Series A Convertible Preferred Stock.” All shares of Series A Preferred Stock were automatically convertible into shares of the Company’s common stock on the closing date of the IPO. The Company previously issued 3,436 shares of Series A Preferred Stock, all of which automatically converted into the common stock of the Company upon the closing of the IPO. As of the date of the Prospectus, none of Series A Convertible Preferred Stock are outstanding.

Series B Convertible Preferred Stock

No Dividends; Voting Rights

The Series B Preferred Stock bears no dividends.

Holders of shares of Series B Preferred Stock are entitled to vote with the holders of outstanding shares of common stock of the Company, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company for their action or consideration (whether at a meeting or stockholders of the Company, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each share of Series B Preferred Stock will be entitled to a number of votes equal to the lesser of (a) the number of shares of common stock into which such shares of Series B Preferred Stock are convertible as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent and (b) 4.99% of the shares of the Company’s common stock outstanding immediately after giving effect to such a conversion (the “Maximum Percentage”).

Conversion Rights

Subject to the Maximum Percentage, holders of outstanding shares of Series B Preferred Stock are entitled to convert any portion of the outstanding and unpaid Conversion Amount (as hereinafter defined) thereof into shares of common stock at the Conversion Rate (as hereinafter defined). For such purpose: (i) “Conversion Amount” means the stated value thereof and any other unpaid amounts owed to such holder(s) under the Exchange Documents (as defined in the Exchange Agreement); (ii) “Conversion Rate” means the amount determined by dividing (x) such Conversion Amount by (y) the Conversion Price; and (iii) “Conversion Price”, as of any date of determination and subject to adjustment as provided therein (if any), at the option of the converting holder(s), either: (A) $0.25 per share (subject to adjustment), or (B) the “Alternate Conversion Price”. As used in this paragraph, “Alternate Conversion Price” means the lower of (x) the “Floor Price” of $0.082 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and (y) 95% of the lowest VWAP (as defined in the Certificate of Designation) of the common stock during the seven (7) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice. In the event the holder elects to convert the Series B Preferred Stock at the Alternate Conversion Price, the Conversion Amount shall be multiplied by (i) if in connection with a Change of Control (as defined in the Certificate of Designation, 105% or (ii) otherwise, 125%,

A holder of Series B Preferred Stock will not have the right to convert any portion of their shares thereof to the extent that, after giving effect to such conversion, the holder (together with its affiliates) would beneficially own in excess of the Maximum Percentage. Such Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder upon 61 days’ prior written notice to the Company.

Subject to certain exceptions outlined in the Certificate of Designation, including, but not limited to, equity issuances in connection with its equity incentive plan and certain strategic acquisitions, if the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any shares of common stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, common stock, at an effective price per share less than the Conversion Price of the Series B Preferred Stock then in effect, the Conversion Price of the Series B Preferred Stock will be reduced to equal the effective price per share in such dilutive issuance.

Company Optional Redemption Rights

Under the Certificate of Designation, the Company has the right to redeem all, but not less than all, of the then outstanding shares of Series B Preferred Stock at a price equal to the greater of (i) the Conversion Amount being redeemed and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed multiplied by (2) the greatest Closing Sale Price (as defined therein) of the common stock on any trading day during the period commencing on the date immediately preceding the date of the Company’s notice to the holder(s) of Series B Preferred Stock of such redemption and ending on the trading day immediately prior to the date the Company makes the entire redemption payment required to be made under the Certificate of Designation.

Warrants and Options

As of June 23, 2025, there are 5 outstanding warrants covering 3,814,757 shares of common stock and 23 outstanding options covering 4,332,161 shares of common stock.

Possible Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and bylaws

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with an “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions. We have not elected to opt out of these provisions and if we meet the definition of resident domestic corporation, now or in the future, our company will be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the combination meets all of the requirements of the resident domestic corporation’s articles of incorporation and the combination or transaction by which the person first became an interested stockholder is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders. The prohibition extends beyond the expiration of the two-year period, unless the combination meets all of the requirements of the resident domestic corporation’s articles of incorporation and (a) the combination or transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (b) the combination is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (c) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

The business combination provisions do not apply to a person after the expiration of four years after the person first became an interested stockholder.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our Board. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at 200 or more stockholders of record, at least 100 of whom have had addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding the determination date, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control shares provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10th day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Articles of Incorporation and Bylaws

Our Articles of Incorporation and bylaws contain provisions that could make it more difficult to acquire control of our Company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock. We believe that the availability of the “blank check” preferred stock under our Articles of Incorporation provides us with flexibility in addressing corporate issues that may arise. The Board of Directors has the power, subject to applicable law, to issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Having these authorized shares available for issuance allows us to issue shares without the expense and delay of a special stockholders’ meeting. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger, or otherwise. The above provisions may deter a hostile takeover or delay a change in control or management of our Company.

Election and Removal of Directors. Directors will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the stockholders’ meeting and entitled to vote on the election of directors. Our Articles of Incorporation does not provide for a classified Board of Directors or cumulative voting in the election of directors. Under our bylaws, subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Size of Board and Vacancies. The authorized number of directors of the corporation shall be fixed by the Board of Directors from time to time. Directors need not be stockholders unless so required by the Articles of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient.

Vacancies occurring on our Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors for a term of office only until the next election of one or more directors by the stockholders.

Amendment. The Board of Directors is expressly empowered to adopt, amend or repeal our bylaws. The stockholders shall also have power to adopt, amend or repeal the bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Articles of Incorporation, such action by stockholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Special Meetings of Stockholders. Special meetings of the stockholders may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by directors representing a quorum of the Board of Directors or (iv) by the holders of shares entitled to cast not less than 33 1/3% of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our common stock immediately following this offering may be subject to such penny stock rules, purchasers in this offering will, in all likelihood, find it more difficult to sell their common stock shares in the secondary market.

Dividend Policy

We will not distribute cash to our common stock stockholders until the Company generates net income. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

EXPERTS

The 2024 and 2023 consolidated financial statements of La Rosa Holdings Corp. included in La Rosa Holdings Corp.’s Annual Report on Form 10-K for the years ended December 31, 2024 and 2023, have been audited by Marcum LLP, the independent registered public accounting firm for the Company, as set forth in their report thereon which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and is incorporated herein by reference. Such financial statements have been incorporated by reference in reliance upon the report pertaining to such financial statements of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters relating to the issuance of the securities offered by this Prospectus will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) with the Securities and Exchange Commission under the Securities Act with respect to the shares of our common stock offered by this Prospectus. This Prospectus is part of that registration statement and does not contain all the information included in the registration statement.

For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be obtained from the website that the Securities and Exchange Commission maintains at www.sec.gov. We file annual, quarterly, and current reports and other information with the Securities and Exchange Commission.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this Prospectus the information in documents we file with it. This means that we can provide you with important information by referring you to those documents. The information incorporated by reference is considered part of this Prospectus. Any information we file later with the SEC will automatically update and supersede this information. Please note that any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in or omitted from this Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that was furnished and not filed with the SEC, under applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities described in this Prospectus is terminated. We incorporate by reference the following documents or information that we have filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 15, 2025;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 29, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on January 7, 2025, January 10, 2025, January 22, 2025, January 23, 2025, February 5, 2025, February 6, 2025, February 26, 2025, April 11, 2025, April 17, 2025, April 25, 2025 (under item 3.02), April 25, 2025 (under items 1.01, 8.01, 9.01), April 30, 2025, May 7, 2025, May 28, 2025, May 29, 2025, May 30, 2025, and June 20, 2025;

●	Our Preliminary Information Statement on Schedule 14C filed with the SEC on February 25, 2025;

●	Our Definitive Information Statement filed on Schedule 14C filed with the SEC on March 7, 2025; and

●	The description of our common stock, which is contained in a registration statement on Form 8-A filed with the SEC on January 6, 2023, as amended on April 27, 2023, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all other reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this Prospectus.

We will not, however, incorporate by reference in this Prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You can obtain any of the filings incorporated by reference into this Prospectus through us or from the SEC through the SEC’s website at www.sec.gov. We will provide, at no charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this Prospectus. Written or telephone requests should be directed to: La Rosa Holdings Corp., 1420 Celebration Boulevard, 2nd Floor, Celebration, Florida 34747, telephone number (321) 250-1799, Attention: Chief Executive Officer.

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone else to provide you with different or additional information. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date of those documents.

LA ROSA HOLDINGS CORP.

UP TO 88,059,093 SHARES OF COMMON STOCK

PROSPECTUS

July 17, 2025